Exhibit 99.1

FOR IMMEDIATE RELEASE

ISORAY REPORTS SECOND QUARTER FISCAL 2016 FINANCIAL RESULTS

12% Revenue Growth in The 2nd Quarter 2016 Over 2nd Quarter 2015

RICHLAND, Washington (February 10, 2016) - IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced its financial results for the second quarter and six months of fiscal 2016, which ended December 31, 2015.

Revenue was $1.19 million for the second quarter of fiscal 2016, which ended December 31, 2015, a 12% increase compared to $1.07 million for the second quarter of fiscal 2015, which ended December 31, 2014. Operating expenses were $1.44 million compared to $0.98 million in the second quarter of last fiscal year. Operating loss was $1.41 million compared to $1.02 million loss in the comparable period of the last fiscal year. The increased operating loss for the quarter is attributed to an increase in legal costs of approximately $0.2 million and accrual of $0.3 million for CEO severance costs. The increased legal costs are a result of the Company’s defense of its pending class action lawsuit. By the end of the second quarter of fiscal 2016, the Company had incurred all but approximately $40k of its self-insurance retention to defend this lawsuit, and once these amounts have been paid, all future costs are expected to be paid out of the Company’s directors and officers insurance coverage. IsoRay had cash and cash equivalents and certificates of deposits of $17.76 million as of December 31, 2015 and no debt.

Revenue was $2.45 million for the six months ended December 31, 2015, a 16% increase compared to $2.11 million for the six months ended December 31, 2014. Operating expenses were $2.61 million compared to $2.09 million in the six months ended December 31, 2015 and 2014, respectively. Operating loss was $2.50 million compared to $2.18 million loss in the six months ended December 31, 2015 and 2014, respectively. The increased operating loss for the six month period ended December 31, 2015 is attributed to an increase in legal costs of approximately $ .2 million and $.3 million related to CEO severance costs. These increases in costs are considered non-recurring expenses.

In January 2016, the Company announced Thomas LaVoy, Chairman of the Board, will assume the position of IsoRay’s Chief Executive Officer. Mr. LaVoy will take office effective February 15, 2016. Mr. LaVoy stated, “I am pleased to have been appointed by the Board of Directors to lead IsoRay to the next level of growth. We have a strong balance sheet on which we will build. I have met with the management team, and beginning February 16, 2016 we will begin a complete, top to bottom, 90 day strategic review of the entire Company. During that period, the team will determine the best allocation of resources to coincide with our growth strategy. We intend to revise our sales, marketing and communications platforms while aligning all parts of our business. In addition, we will determine if we need to create and fill additional positions to ensure the most effective and efficient operation of IsoRay.”

Mr. LaVoy added, “The use of our Cesium-131 brachytherapy seeds continues to attract the interest of the medical community. Three peer reviewed studies that focused on brain surgery, one in Neurosurgery and two in the Journal of Neuro-Oncology, have been released since mid-December 2015. These studies, published in two of the leading scientific journals in this field, presented discussions on: the excellent response rates with minimal toxicity, dose homogeneity and minimizing the risk of radiation induced injury, and the cost effectiveness of Cesium-131 in intraoperative brachytherapy. We look forward to additional scientific papers and publications that apprise members of the medical community on the significance of brachytherapy using Cesium-131 seeds.”

Mr. LaVoy concluded, “The IsoRay team was pleased to staff an exhibition booth to raise the visibility of our Cesium-131 seeds during the 52nd Annual Meeting of The Society of Thoracic Surgeons (STS 52nd Annual Meeting and STS/AATS Tech-Con 2016), which was held in Phoenix, Arizona, January 23-27, 2016. Positive feedback was expressed by many conference attendees and management continues to follow-up on industry leads generated during the event. The Company will continue to build our presence at industry events and build out our relationships with members of the medical and scientific community. As so many continue to face the challenges of combatting cancer, the entire team at IsoRay is committed to work together to help patients and their caregivers achieve better outcomes.”

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014

Product sales	$1,189,008	$1,065,585	$2,450,330	$2,107,686
Cost of product sales	1,162,097	1,103,549	2,339,960	2,200,452

Gross profit / (loss)	26,911	(37,964)	110,370	(92,766)

Operating expenses:
Research and development	58,235	140,627	202,138	317,237
Sales and marketing	254,471	303,783	532,892	657,526
General and administrative	1,124,683	537,940	1,876,395	1,113,891

Total operating expenses	1,437,389	982,350	2,611,425	2,088,654

Operating loss	(1,410,478)	(1,020,314)	(2,501,055)	(2,181,420)

Non-operating income (expense):
Interest income	55,890	72,360	113,307	145,055
Change in fair value of warrant derivative liability	43,000	41,000	58,000	347,000
Financing and interest expense	-	-	(950)	(3,451)

Non-operating income / (expense), net	98,890	113,360	170,357	488,604

Net loss	(1,311,588)	(906,954)	(2,330,698)	(1,692,816)
Preferred stock dividends	(2,658)	(2,658)	(5,316)	(5,316)

Net loss applicable to common shareholders	$(1,314,246)	$(909,612)	$(2,336,014)	$(1,698,132)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.04)	$(0.03)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,013,553	54,883,445	55,013,227	54,875,749

The accompanying notes are an integral part of these consolidated financial statements.

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About IsoRay, Inc.
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Contact:

PCG Advisory Group:

Investors: Stephanie Prince

Managing Director

Phone: 646-762-4518

Media: Sean Leous

Managing Director

Phone: 646-863-8998

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems; future demand for IsoRay's products; whether IsoRay will be able to continue to expand its base beyond prostate cancer; whether sales and use of our products will continue at historic levels or increase; whether awareness of our products in the medical community will continue or increase; whether our sales, marketing and communications efforts will be successful; whether additional studies will be published or presented with favorable outcomes from treatment with our products; whether the Company’s educational efforts will continue or be successful; whether the planned strategic review of the Company will be completed as planned or will result in any favorable changes; whether the increases in legal costs and CEO severance costs will continue to be non-recurring expenses; whether future costs of the pending class action lawsuit will be covered by insurance; and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay’s products, changing levels of demand for IsoRay’s current and proposed future products, IsoRay’s ability to reduce or maintain expenses while increasing sales, patient results achieved using our products in both the short and long term, success of future research and development activities, patient results achieved when our products are used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay’s ability to successfully manufacture, market and sell its products, IsoRay’s ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, the success of our sales and marketing efforts, IsoRay’s ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, whether additional studies and protocols are released and support the conclusions of past studies and protocols, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in their various forms, continued compliance with ISO standards as audited by BSI, and other risks detailed from time to time in IsoRay’s reports filed with the SEC. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.